SCHEDULE 14A
                                  ------------

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[     ] Preliminary Proxy Statement
[ X  ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-ll(c) or Section
240.14a-12

______________________________________________________________________________
------------------------------------------------------------------------------


                                   CPAC, Inc.
                (Name of Registrant as Specified In Its Charter)
______________________________________________________________________________
------------------------------------------------------------------------------


                   Thomas J. Weldgen, Chief Financial Officer
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[     ]   $125 per Exchange Act Rules 0-ll(c)(l)(ii), 14a6(i)(1), or 14a6(j)(2)
[     ]   $500 per each party to the controversy pursuant to Exchange Act Rule
14a6(i)(3)
[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11

      1)  Title of each class of securities to which transaction applies
          ________________________________________________
          ------------------------------------------------

      2)  Aggregate number of securities to which transaction applies
          ________________________________________________
          ------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          ________________________________________________
          ------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:
          ________________________________________________
          ------------------------------------------------

      5)  Total Fee Paid:
          ________________________________________________
          ------------------------------------------------

[ X  ]    Fee paid previously with Preliminary Materials

[     ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
          ________________________________________________
          ------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:
          ________________________________________________
          ------------------------------------------------

      3)  Filing Party:
          ________________________________________________
          ------------------------------------------------

      4)  Date Filed:
          ________________________________________________
          ------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     ----------------------------------------
                                   CPAC, INC.
                              2364 LEICESTER ROAD
                           LEICESTER, NEW YORK 14481


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of CPAC, Inc. will be held at the Genesee River Hotel-Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510, on Wednesday, August 11, 1999, at 11:00 A.M. E.D.T. for the following purposes:

     1. To elect directors to serve until the next annual meeting of Shareholders and until their successors are duly elected and qualified;

     2. To ratify the appointment by The Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending March 31, 2000;

     3. To approve an increase in the number of shares of the Company's $.01 par value common stock reserved for grant under the Company's Executive Long Term Stock Investment Plan by 250,000 common shares, from 950,000 common shares to 1,200,000 common shares.

     4. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized $.01 par value common shares of the Company by 10,000,000 common shares, from 20,000,000 common shares to 30,000,000 common shares.

     5. To approve the grant of an option to a new director of the Company, David P. Biehn, to purchase 15,000 shares of the Company's $.01 par value common stock.


     6. To transact any other business properly brought before the meeting or any adjournments.

     Accompanying this Notice is a Proxy and Proxy Statement. If you are unable to be present in person, please sign and date the enclosed form of Proxy and return it in the enclosed envelope which requires no postage. Only Shareholders of record at the close of business on June 22, 1999 will be entitled to vote at the Annual Meeting and any adjournments thereof. The prompt return of your Proxy will save the expense of further communications.




                                          By Order of the Board of Directors

DATED:  July 7, 1999                      /s/ Robert Oppenheimer
                                          --------------------------------
                                          ROBERT OPPENHEIMER, Secretary

                                    <Page 1>
                                   CPAC, INC.
                              2364 LEICESTER ROAD
                           LEICESTER, NEW YORK 14481
                                PROXY STATEMENT
                                ---------------
                     DATE OF PROXY STATEMENT: JUNE 22, 1999
                         DATE OF MAILING: JULY 7, 1999

                ANNUAL MEETING OF SHAREHOLDERS: AUGUST 11, 1999
     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CPAC, INC. (HEREINAFTER THE "COMPANY"). Any Proxy given pursuant to such solicitation may be revoked by the Shareholder at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Vice-President, Finance, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a Proxy. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows: Thomas J. Weldgen, Vice President, Finance, 2364 Leicester Road, Leicester, New York 14481. Shares of common stock represented by properly executed Proxies received at or prior to the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Proxy, such Proxies will be voted FOR each of the proposals set forth in this Proxy Statement. The directors know of no matters to come before the meeting other than those set forth in the Proxy, but in the event any other matter may properly be brought before the meeting, the Proxy holders will vote the Proxies in their discretion on such matters.

     All of the expenses involved in preparing and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to beneficial owners of stock.

     Holders of 33 1/3% of the issued and outstanding common stock of the Company must be present in person or by Proxy in order to establish a quorum for the conduct of business at the Annual Meeting. Only record holders of the common stock at the close of business on June 22, 1999 are entitled to vote at the Annual Meeting. On that day 6,220,763 shares of common stock $.01 par value per share, were issued and outstanding. Each such share is entitled to one vote at the Annual Meeting.

     A copy of the Annual Report filed with the Securities and Exchange Commission on Form 10-K may be obtained by writing CPAC, Inc., P.O. Box 25, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
---------------------------------------------
     Shareholders may present matters for consideration at the next Annual Meeting either by having the matter included in the Company's own Proxy Statement and listed on its Proxy Card or by conducting his or her own Proxy solicitation. If the first alternative is elected, the Shareholder must be a qualified Shareholder and must submit the proposal to the Company before February 23, 2000. To be a qualified Shareholder, a Shareholder must have owned at least $2,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company. If the second alternative is selected, management will retain discretionary authority to vote properly executed Proxy Cards it receives on such matter unless the Company has written notice of the intent of the Shareholder to present the matter at the Annual Meeting and such notice is received by the Company before May 26, 2000.
                                    <Page 2>

                                   PROPOSAL 1
                                   ----------

                             ELECTION OF DIRECTORS
                             ---------------------

     Under the By-laws of the Company, its Board of Directors is elected annually to serve until the next annual meeting of Shareholders and until the directors' successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the Proxy is marked to the contrary therein, the enclosed Proxy will be voted for the election of the six nominees named below. Messrs. Hendrickson, Isaacs, Weldgen, Oppenheimer, James, Jr. and Biehn are currently directors of the Company, with Messrs. Hendrickson, Isaacs, Oppenheimer and James, Jr. having been elected at the Annual Meeting of Shareholders in 1998. Mr. Weldgen and Mr. Biehn were elected directors of the Company in accordance with applicable By-laws provisions at regularly scheduled meetings of the Board held on October 13, 1998 and April 5, 1999, respectively. While management has no reason to believe that any nominee will not be available as a candidate, should such a situation arise, the Proxy may be voted for the election of other persons as directors. Each nominee must receive at least a plurality of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends that the nominees listed in the following table be elected as directors of the Company, to serve until the next annual meeting of Shareholders and until their successors are duly elected and shall qualify. The table sets forth certain information with respect to each nominee.

                                    PRINCIPAL                                                              SERVED AS
                                    ---------                                                              ---------
NOMINEE                             OCCUPATION                                  AGE                        DIRECTOR SINCE
-------                             ----------                                  ---                        --------------
Thomas N. Hendrickson               President and Chief                         57                         1969
(1)                                 Executive Officer,
                                    CPAC, Inc.

Robert C. Isaacs                    Senior Vice President and                   59                         1988
(2)                                 Chief Operating Officer
                                    CPAC, Inc.

Thomas J. Weldgen                   Vice President, Finance,                    47                         1998
(3)                                 Chief Financial Officer
                                    CPAC, Inc.

Robert Oppenheimer                  Attorney & Retired Senior                   70                         1969
(4)                                 Partner, Chamberlain D'Amanda
                                    Oppenheimer & Greenfield


Seldon T. James, Jr.                Financial Consultant to                     72                         1972
(5)                                 Corporations

David P. Biehn                      Retired Senior Vice President,              56                         1999
(6)                                 Eastman Kodak Company



                                    <Page 3>
NOTES:
------

     (1) Mr. Hendrickson is Chairman of the Board and Treasurer of the Company. He is also Chairman of the Board and Chief Executive Officer of Profit Recovery Systems, Inc., Trebla Chemical Company, Allied Diagnostic Imaging Resources, Inc., CPAC Europe N.V. and The Fuller Brush Company, Inc. He is Chairman of the Board, President and Managing Director of CPAC Italia S.r.1. and CPAC Asia Limited. He is President and Managing Director of CPAC Africa (Pty) LTD.

     (2) Mr. Isaacs is a director of Trebla Chemical Company, Allied Diagnostic Imaging Resources, Inc. and The Fuller Brush Company, Inc. He resigned as Senior Vice President and Chief Acquisitions Officer in July, 1998 for family reasons and rejoined the Company as Senior Vice President and Chief Operating Officer on March 22, 1999.

     (3) Mr. Weldgen joined the Company as Chief Financial Officer on March 2, 1992 and was appointed Vice President, Finance on April 5, 1998. Mr. Weldgen is a director of CPAC Europe N.V., CPAC Italia S.r.l., CPAC Africa (Pty) LTD and CPAC Asia Limited. Prior to joining CPAC, Inc., Mr. Weldgen was a partner in the accounting firm Coopers & Lybrand.

     (4) Mr. Oppenheimer is Secretary to the Company and is a senior retired partner of the law firm of Chamberlain D'Amanda Oppenheimer & Greenfield, which firm serves as general counsel to the Company. Mr. Oppenheimer is also a director and Secretary of Trebla Chemical Company and The Fuller Brush Company,
Inc.   He is Secretary of Profit Recovery Systems, Inc., Allied Diagnostic
Imaging Resources, Inc., CPAC Europe N.V., CPAC Italia S.r.l., CPAC Africa (Pty) LTD and CPAC Asia Limited. Mr. Oppenheimer receives no compensation as director or as Secretary of the Company or its subsidiaries. For the fiscal year ended March 31, 1999, Mr. Oppenheimer's firm was paid $189,427.00 by the Company in legal fees for legal services rendered to the Company.

     (5) Mr. James, Jr. is a director of Profit Recovery Systems, Inc. and CPAC Asia Limited. He receives no compensation in such capacity.

     (6) Mr. Biehn became a Director of the Company in April, 1999. Prior to joining the Company, Mr. Biehn held key positions in the photo finishing, professional, planning and marketing units of Eastman Kodak Company. From 1984 to 1989, Mr. Biehn served as General Manager of Marketing and Vice President of Kodak, Japan. In 1991, he was named General Manager of the Professional Photography Division, and was elected a Vice President of the company. In June 1993, Mr. Biehn was appointed General Manager of Consumer Imaging, and, in September 1995, was elected a Senior Vice President of Kodak. He retired from Kodak in February of 1998. A graduate of the University of Delaware, Mr. Biehn holds a BA in history and an MBA in marketing.

                                    <Page 4>

                                        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                        ---------------------------------------------------
                                                 MANAGEMENT PRINCIPAL SHAREHOLDERS
                                                 ---------------------------------

     As of June 22, 1999, the following persons are known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding common stock, $.01 par value, the only class of its voting securities:

NAME AND ADDRESS                      AMOUNT AND NATURE               PERCENT OF
BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP (1)           CLASS
___________________________________________________________________________________
Thomas N. Hendrickson          462,163 shares-outright
5 Simmons Road                 ownership; (2)                          7.19%
Perry, New York  14530         36,764 shares attributable from
                               ownership by spouse                     .57%

Harvard Management             783,000 shares-outright
Company, Inc                   ownership;                              12.19%
600 Atlantic Avenue
Boston, MA 02210

FMR Corporation                695,000 shares-outright
82 Devonshire Street           ownership                               10.82%
Boston, MA  02109

Turnco Family Partnership LLP  433,854 shares-outright
3900 Broadway                  ownership                               6.7%
Great Bend, Kansas 67530


     (1)  Number of shares includes shares of the Company's common stock subject to options but only those shares which may be purchased within sixty ( 60 ) days of June 22, 1999.

     (2)  Includes 23,437 shares which may be purchased through an option granted December 8, 1993 and 46,875 shares which may be purchased through exercise of an option granted February 9, 1994 pursuant to the Company's 1991 Employees' Incentive Stock Option
Plan.  Includes 110,000 shares which may be purchased through exercise of an option granted February 8, 1996, 17,250 shares which may be purchased through exercise of an option granted on August 6, 1997 and 7,500 shares which may be purchased through exercise of an option granted June 26, 1998, all pursuant to the Company's Executive Long Term Stock Investment Plan.

                                    <Page 5>
DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

     As of June 22, 1999, the Company's directors, its chief executive officer and its five "named executive officers" (listed individually below) and all its directors and officers (listed as a group below) beneficially owned shares of the Company's common stock, $.01 par value, the only class of its voting securities, as follows:

             NAME                         AMOUNT  OF CLASS BENEFICIALLY OWNED(1)                       PERCENT
             ----                         --------------------------------------                       -------
Thomas N. Hendrickson,                              498,927 shares (2)                                   7.56%
President, Chief Executive
Officer and Director

Robert C. Isaacs,                                   73,406 shares (3)                                    1.11%
Senior Vice President,
Chief Operating Officer
and Director

Thomas J. Weldgen                                   36,519 shares (4)                                     .55%
Vice President, Finance,
Chief Financial Officer
and Director

Robert Oppenheimer                                  81,825 shares (4)                                    1.24%

Secretary and Director

Seldon T. James, Jr.,                               84,936 shares (6)                                    1.29%
Director

David P. Biehn                                      no shares (7)                                        0%
Director

Wendy F. Clay,                                      27,581 shares (8)                                     .42%
Vice President,
Administration;
President, CPAC, Inc.
Equipment Division

James W. Pembroke                                   20,218 shares (9)                                     .31%
Chief Accounting Officer

All executive officers                              823,412 shares (10)                                 12.48%
and directors (eight persons)

     (1) Number of shares includes shares subject to options but only those shares which may be purchased within sixty ( 60 ) days of June 22, 1999.

     (2) Includes 36,764 shares owned by Mr. Hendrickson's spouse. Includes 23,437 shares of the which may be purchased through exercise of an option granted on December 8, 1993 and 46,875 shares which may be purchased through exercise of an option granted on February 9, 1994 pursuant to the Company's 1991
                                    <Page 6>

Employees' Incentive Stock Option Plan. Includes 110,000 shares of the Company's common stock which may be purchased through exercise of an option granted on February 8, 1996, 17,250 shares which may be purchased through exercise of an option granted on August 6, 1997 and 7,500 shares which may be purchased through exercise of an option granted on June 26, 1998, all pursuant to the Company's Executive Long Term Stock Investment Plan.

     (3) Includes 2,000 shares which may be purchased through exercise of an option granted on August 7, 1998 pursuant to the Company's NonEmployee Directors Stock Option Plan. Includes 67,500 shares of the Company's common stock which may be purchased through exercise of an option granted on February 8, 1996

     (4) Includes 3,437 shares which may be purchased through exercise of an option granted on December 8, 1993 pursuant to the Company's 1991 Employees' Incentive Stock Option Plan, 4,687 shares which may be purchased through an option granted November 18, 1994, 4,375 shares which may be purchased through exercise of an option granted October 20, 1995, 3,000 shares which may be purchased through exercise of an option granted June 5, 1996, 5,000 shares which may be purchased through exercise of an option granted June 24, 1997, 2,500 shares which may be purchased through exercise of an option granted April 15, 1998 and 2,500 shares which may be purchased through exercise of an option granted June 26, 1998, all pursuant to the Company's Executive Long Term Stock Investment Plan.

     (5) Includes 10,000 shares which may be purchased through exercise of an option granted on August 7, 1996, 3,000 shares which may be purchased through exercise of an option granted on August 9, 1996, 3,000 shares which may be purchased through exercise of an option granted on August 8, 1997, and 2,000 shares which may be purchased through exercise of an option granted on August 7, 1998, all pursuant to the Company's NonEmployee Directors Stock Option Plan.

     (6) Includes 17,250 shares owned by Mrs. Seldon T. James, Jr. Includes 10,000 shares which may be purchased through exercise of an option granted on August 7, 1996, 3,000 shares which may be purchased through exercise of an option granted on August 9, 1996, 3,000 shares which may be purchased through exercise of an option granted on August 8, 1997 and 2,000 shares which may be purchased through exercise of an option granted on August 7, 1998, all pursuant to the Company's NonEmployee Directors Stock Option Plan.

     (7) Subject to the approval of the Shareholders as set forth in Proposal 5 to this Proxy Statement, 15,000 shares may be purchased in the future through exercise of an option granted April 20, 1999.

     (8) Includes 4,687 shares which may be purchased through exercise of an option granted December 8, 1993 pursuant to the Company's 1991 Employees' Incentive Stock Option Plan, 3,906 shares which may be purchased through exercise of an option granted November 18, 1994, 3,125 shares which may be purchased through exercise of an option granted October 20, 1995, 2,000 shares which may be purchased through exercise of an option granted June 5, 1996, 3,000 shares which may be purchased through exercise of an option granted June 24, 1997 and 2,500 shares which may be purchased through exercise of an option granted April 15, 1998, all pursuant to the Company's Executive Long Term Stock Investment Plan. Wendy F. Clay, age 45, was appointed President, of the CPAC Equipment Division effective June 8, 1998. She became Vice President, Administration on July 1, 1992. Prior to that, Ms. Clay was Director of Corporate Communications, and earlier, Manager, Human Relations. She has been with the Company since December, 1982.

                                    <Page 7>

     (9) Includes 7,031 shares which may be purchased through exercise of an option granted October 6, 1993 pursuant to the Company's 1991 Employees' Incentive Stock Option Plan, 1,562 shares which may be purchased through exercise of an option granted November 18, 1994, 3,125 shares which may be purchased through exercise of an option granted October 20, 1995, 2,000 shares which may be purchased through exercise of an option granted June 5, 1996, 4,000 shares which may be purchased through exercise of an option granted June 24, 1997 and 2,500 shares which may be purchased through exercise of an option granted June 26, 1998, all pursuant to the Company's Executive Long Term Stock Investment Plan. James W. Pembroke, age 40, was promoted to Chief Accounting Officer July 1, 1998. Previously, he was the Company's Corporate controller since joining the Company in August, 1993. Prior to joining the Company he was a senior manager with the accounting firm of Coopers and Lybrand L.L.P. where he was employed for twelve years. He holds a B.S. degree in Accounting from Miami University (Ohio) and is a certified public accountant.

     (10) Includes 85,467 shares which may be purchased through exercise of options granted pursuant to the Company's 1991 Employees' Incentive Stock Option Plan. Includes 252,030 shares which may be purchased through exercise of options granted pursuant to the Company's Executive Long Term Stock Investment Plan. Includes 38,000 shares which may be purchased through exercise of options granted pursuant to the Company's NonEmployee Directors Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------

     Based upon its review of copies of Forms 3 and 4 and 5 received by it, the Company believes that, to the extent such Forms were required to be filed, such Forms were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934, and that no director, officer and/or 10% Shareholder required to file such Forms failed to either file them or file them in timely fashion.

NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
---------------------------------------

      The NonEmployee Directors Stock Option Plan approved by the Shareholders calls for the automatic grant of an option for 3,000 shares to each nonemployee director elected at the Annual Meeting of Shareholders on the first Friday after such Annual Meeting, at a price equal to the fair market value on such date.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
                  ----------------------------------------------

     The Board of Directors of the Company met twelve times during the fiscal year ended March 31, 1999. For the 1999 fiscal year, each incumbent director attended, either in person or by telephonic conference as permitted by the Company's By-laws, over 90% of the total number of meetings held during the period for which he was a director and 100% of the total number of meetings of the committees of The Board on which he served during the period for which he was a member of such committee(s). Directors of the Company who are not officers of the Company may be compensated for attendance at meetings and for other agreed upon consulting services rendered to the Company. In the fiscal year ended March 31, 1999, Mr. James, Jr. was paid $31,000 and payments in that
amount will continue to Mr. James, Jr. for the remainder of his life.   In
addition, the Company maintains a corporate office in New York City which is made available to Mr. James, Jr. when he wishes to use it.

      The Audit Committee of The Board of Directors, which met two times in fiscal year 1999, is composed of three directors, the majority of whom are not officers, namely Messrs. Biehn, James, Jr. and Oppenheimer. The Audit Committee
(1) annually recommends to The Board a firm of independent public accountants for
                                    <Page 8>
appointment as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal financial personnel, suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal financial personnel; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; (6) reviews with appropriate Company officers and financial personnel, significant accounting treatments and estimates, and approves in advance all changes to accounting principles contemplated by such personnel; (7) conducts appropriate reviews of all related party transactions on an ongoing basis and reviews potential conflict of interest situations where appropriate; and (8) reviews and makes recommendations to The Board of Directors regarding the Annual Report to Shareholders.

     The Compensation Committee of The Board of Directors, which met two times in fiscal 1999, is composed of three directors, the majority of whom are not officers, namely Messrs. Biehn, James, Jr. and Mr. Oppenheimer. The Compensation Committee (1) reviews and makes recommendations to The Board of Directors on employment policies, forms and levels of compensation, including specifically, the Company's Incentive Compensation Plan and the performance and level of compensation of the officers and top management personnel of the Company; and (2) reviews and makes recommendations to The Board on the operation, performance and administration of the Company's other employee benefit plans, including the Company's 401(k) profit sharing plan.

     The Executive Long Term Stock Investment Committee of The Board of Directors is composed of three directors, the majority of whom are not officers of the Company, and all of whom are ineligible under the Company's Executive Long Term Stock Investment Plan, namely Messrs. Biehn, James, Jr. and Oppenheimer. For further information concerning the operation of the Executive Long Term Stock Investment Committee and the Executive Long Term Stock Investment Plan during fiscal 1999, see Page 17 of this Proxy Statement.

     There is no standing Nominating Committee of The Board of Directors, The Board acting as a committee of the whole, serving as the Nominating Committee. There are no agreements or arrangements for the nomination or appointment of any person to The Board of Directors.

EMPLOYMENT AGREEMENT
--------------------

     Effective September 20, 1995, the Company and Mr. Hendrickson entered into an employment agreement for a term of five years, which term was automatically extended for an additional one year on each of the first three anniversary dates, provided that Mr. Hendrickson was in the employ of the Company on that date. On June 2, 1998, the Board agreed to extend Mr. Hendrickson's employment agreement so that the term will be automatically extended for an additional one year on each anniversary date through September 20, 2003, provided that Mr. Hendrickson is in the employ of the Company on each such anniversary date.
Under the agreement, subject to the control of the Board of Directors, Mr. Hendrickson's duties shall be those of Chief Executive Officer of CPAC, Inc.
The agreement sets forth a basic salary at an initial annual rate of $350,000 subject to increases in such base pay equal to the percent of increase given to other senior officers of the Company, or such other percent as determined by the Board of Directors.

     In addition, to his base pay, Mr. Hendrickson is automatically a participant in the Company's Incentive Compensation Plan, as described on Page 19 of this Proxy Statement. Mr. Hendrickson is also entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which the Company may provide for him or for
                                    <Page 9>

its employees generally. In the event of his disability, his base salary shall be continued for the remainder of the contract term in effect at the time of his disability, but he will not be entitled to bonus for the period after his disability other than a bonus payable at the end of the fiscal year in which he becomes disabled, prorated on the basis of the number of days in which he was employed.

     If Mr. Hendrickson is terminated by the Company other than for cause, he is entitled to receive his base salary for the duration of the agreement, without further extension, with annual increments equal to the percent increase given to other senior officers of the Company; receive annually during such term a bonus equal to the highest annual bonus received in the three fiscal years of the Company immediately preceding his termination and be granted non-qualified stock options at the price and for the term of the qualified options which he holds at the date of termination, which options shall be effective upon the first date when he can no longer execise his qualified stock options.

                             EXECUTIVE COMPENSATION
                             ----------------------

     The following table sets forth certain information for the fiscal years ended March 31, 1999, 1998 and 1997 concerning compensation paid to or accrued for the Chief Executive Officer and the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000.

                                                     SUMMARY COMPENSATION TABLE
                                                        ANNUAL COMPENSATION
                                                        -------------------
(A)                        (B)                        (C)                       (D)(1)                     (E)(2)
                                                                                                         OTHER ANNUAL
NAME AND PRINCIPAL POSITION                    YEAR                  SALARY                BONUS        COMPENSATION
---------------------------                    ----                  ------                -----        ------------
Thomas N. Hendrickson                          1999                   $382,212               $     -          $6,300
President and Chief                            1998                   $370,519              $190,641          $5,880
Executive Officer                              1997                   $331,346              $417,638          $5,880

Robert C. Isaacs                               1999                   $185,000               $     -          $1,900
Senior Vice President                          1998                   $264,881               $92,114          $4,020
and Chief Operating Officer                    1997                   $314,654              $289,710          $5,700

Thomas J. Weldgen                              1999                   $134,854               $     -          $6,352
Vice President, Finance                        1998                   $120,288               $36,245          $6,235

and Chief Financial Officer                    1997                   $111,352               $81,049          $6,101

Wendy F. Clay                                  1999                   $116,723                $2,728          $6,384
Vice President, Administration;                1998                    $97,200               $23,881          $5,100
President, CPAC, Inc. Equipment                1997                    $94,171               $53,798          $5,100
Division

James W. Pembroke                              1999                   $100,643               $     -          $5,567
Chief Accounting                               1998                   $     -                $     -          $    -
Officer                                        1997                   $     -                $     -          $    -

                                   <Page 10>

                                          LONG TERM COMPENSATION
                                          ----------------------
                                                      AWARDS                              PAYOUTS
                                                      ------                              -------
                                             (F)(3)(4)                 (G)                 (H)(5)      I)(1)(6)(7)(8)(9)
                                                    RESTRICTED
                                                       STOCK         OPTIONS              LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR         AWARDS         SARS (#)            PAYOUTS       COMPENSATION
---------------------------              ----         ------         --------            -------       ------------
Thomas N. Hendrickson                    1999         -                  30,000              -               $62,490
President and Chief                      1998         -                  34,500              -               $68,475
Executive Officer                        1997         -                       -              -              $114,225

Robert C. Isaacs                         1999         -                       -              -                $4,800
Senior Vice President and                1998         -                  25,000              -                $4,750
Chief Operating Officer                  1997         -                       -              -                $4,500

Thomas J. Weldgen                        1999         -                  17,000              -                $4,800
Vice President, Finance and              1998         -                   8,000              -                $4,750

Chief Financial Officer                  1997         -                   3,000              -                $4,500

Wendy F. Clay                            1999         -                   5,000              -                $4,203
Vice President, Administration;          1998         -                   3,000              -                $4,430
President, CPAC, Inc.                    1997         -                   2,000              -                $4,161
Equipment Division

James W. Pembroke                        1999         -                   7,000              -                $3,676
Chief Accounting                         1998         -                       -              -                $    -
Officer                                  1997         -                       -              -                $    -


NOTES:
------

     (1) See additional information on the Company's Incentive Compensation Plan on Page 19 of the Proxy Statement.

     (2)  Amounts represent auto expense allowances.

     (3) On April 13, 1994, the Company entered into a deferred compensation arrangement pursuant to which the Company issued 23,437 shares of the Company's common stock ( as adjusted for each of the five for four stock splits distributed to shareholders on January 12, 1995 and May 15, 1996 respectively ) to Mr. Hendrickson, which shares are subject to forfeiture in the event certain conditions are not met. Such restrictions lapse with respect to one fourth of the shares awarded on April 13, 1996, 1997, 1998 and 1999, respectively.

     (4) These shares, as adjusted for the January 12, 1995 and May 15, 1996 stock splits, were awarded on November 18, 1994 under the Company's Executive Long Term Stock Investment Plan. See Page 23 of this Proxy Statement.
                                   <Page 11>

     (5)  There are no Long Term Incentive Payouts.

     (6) Amounts include matching contributions made by the Company to the Company's 401(k) retirement plan: Mr. Hendrickson - $4,800; Mr. Isaacs - $4,800; Mr. Weldgen - $4,800; Ms. Clay - $4,203; and Mr. Pembroke - $3,676.

     (7) The Company is assignee of a $50,000 life insurance policy on the life of Mr. Hendrickson. The Company has entered into a split dollar agreement with Mrs. Thomas N. Hendrickson. In the event of Mr. Hendrickson's death, the cash value of the policy determined according to the agreement is payable to the Company and the balance is payable to Mrs. Hendrickson. The Company is the owner of the policy and pays all premiums. For the fiscal year ended March 31, 1999, the amount includible by Mr. Hendrickson in income was $790.

     (8) On January 10, 1980, the Company established the terms of a salary continuation agreement for Mr. Hendrickson, funded in part by key man ordinary life insurance owned by and payable to the Company. The Company has purchased a $310,000 ordinary life insurance policy on the life of Mr. Hendrickson.
Pursuant to the salary continuation agreement, if he dies while in the employ of the Company, his beneficiary will receive an amount equal to two times the cash value of his key man policy as of the date of retirement. For the fiscal year ended March 31, 1999 the premium for such policy was approximately $6,100. The amount accrued for the salary continuation agreement for the fiscal year ended March 31, 1999 was $6,900.

     (9) On October 13, 1992, the Company entered into a Deferred Compensation Arrangement with Mr. Hendrickson and contributed $250,000 to a Trust in order to provide itself with a source of funds to meet its obligations thereunder. The Company deferred $50,000 of Mr. Hendrickson's compensation for the 1999 fiscal year. This amount was contributed to the Trust and part of this contribution was used to continue funding a $325,000 variable, universal life insurance policy on the life of Mr. Hendrickson with the Trust as the beneficiary thereof.

The Arrangement calls for the payment of the principal amount contributed to the Trust, plus earnings thereon, in ten annual payments of principal and earnings, to Mr. Hendrickson and/or his beneficiaries in the event his service with the Company is terminated by it prior to age 55; upon his actual retirement after attainment of age 55; or upon his actual retirement or separation from service due to total disability or his death. The Arrangement was modified by the Board in June, 1998 to provide that all payments should be completed within five years in the event of a change in control of the Company. Under the Arrangement, the principal of the Trust, as well as all earnings, are subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy and Mr. Hendrickson and/or his beneficiaries are unsecured creditors of the Company. Mr. Oppenheimer and Mr. James, Jr. are the Trustees of the Trust created under the Arrangement. They receive no compensation in such capacity. The Company pays all expenses associated with the administration and investment of the Trust. The Trust's assets, except for the insurance policy, are invested with an independent investment firm. The amount accrued for the Deferred Compensation Arrangement for the fiscal year ended March 31, 1999, was $50,000.

                                   <Page 12>

Options The following table sets forth the details of options granted to the
--------
individuals listed in the Summary Compensation Table during fiscal year 1999.

                                                      OPTION/SAR GRANTS TABLE
                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                               -------------------------------------
                                                                                              Potential Realizable Value
                                                                                              at Assumed Annual Rates
                                                                                              of Stock Price Appreciation
                                                Individual Grants                                 for Option Terms (2)
                               ------------------------------------------------               --------------------------

                               NUMBER OF        % OF TOTAL
                               SECURITIES       OPTIONS/SARS       EXERCISE
                               UNDERLYING       GRANTED TO         OR BASE
    NAME AND PRINCIPAL         OPTIONS/SARS     EMPLOYEES IN       PRICE         EXPIRATION           (3)          (4)
       POSITION                GRANTED (1)       FISCAL YEAR       ($/SHARE)         DATE           5% - ($)    10% - ($)
----------------------         -----------      ------------------ ---------   ----------------     --------    ---------
Thomas N. Hendrickson            30,000             24.8%            9.94        6/26/2008           49,197      236,006
President & Chief
Executive Officer

Robert C. Isaacs                      0
Senior Vice President
and Chief Operating
Officer

Thomas J. Weldgen                10,000              8.3%           11.50        4/15/2008                0       59,613
Vice President, Finance           7,000              5.8%            9.94        6/26/2008           11,479       55,068
and Chief Financial
Officer

Wendy F. Clay                     5,000              4%             11.50        4/15/2008                0       29,807
Vice President
Administration;
President, CPAC, Inc.
Equipment Division

James W. Pembroke                 7,000              5.8%            9.94        6/26/2008           11,479       55,068
Chief Accounting
Officer

Options were granted under "Executive Long Term Stock Investment Plan" described on Page 23 of this Proxy Statement and may be exercised at any time for a period of ten years from date of grants.

NOTES TO OPTION/SAR GRANTS TABLE

(1) Options become exercisable in cumulative annual increments of the greater of 25% or 2,500 shares beginning one year from the date of grant.

                                   <Page 13>
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the
       Company's stock price.  No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock appreciation will result in zero dollars for the optionee.

(3) Represents the potential appreciation of the options, determined by assuming an annual compounding rate of appreciation of 5% per year over the remaining term of the grants from March 31, 1999. The compound growth rate for the April 15, 1998 grants is 55.4% for Mr. Weldgen and Ms. Clay. The compound growth rate for the June 26, 1998 grants is 57.0% for Messrs. Hendrickson, Weldgen, and Pembroke.

(4) Represents the potential appreciation of the options, determined by assuming an annual compounding rate of appreciation of 10% per year over the remaining term of the grants from March 31, 1999. The compound growth rate for the April 15, 1998 grants is 136.8% for Mr. Weldgen and Ms. Clay. The compound growth rate for the June 26, 1998 grants is 141.5% for Messrs. Hendrickson, Weldgen, and Pembroke.

Options   The following table shows information for the named executives
 -------
concerning exercises of options and SARs during fiscal 1999 and the number and value of unexercised options and SARs held at March 31, 1999:

                                           OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE
                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE
                      ----------------------------------------------------------------------------------------
                                                       Number of Securities
                                                       Underlying Unexercised                       In-The-Money
                                                       Options/SARs at Fiscal                  Options/SARs at Fiscal
                                                       Year-End (#)                            Year-End($)
                                                       ------------------------                -----------------------
                                 SHARES
                               ACQUIRED ON      $ VALUE
            NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
            ----                 --------      --------    -----------    -------------     -----------  -------------
Thomas N. Hendrickson                                          307,562         136,750          129,482         0
Robert C. Isaacs                  3,906          20,365         67,500               -                0         0
Thomas J. Weldgen                     -               -         17,999          22,500            7,886         0
Wendy F. Clay                         -               -         16,218           5,500           10,754         0
James W. Pembroke                     -               -         16,218           8,500           12,479         0

NOTES TO OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

(1) Represents the difference between the option exercise price and the closing market price for the Company's stock at March 31, 1999. The in-the-money options at March 31, 1999, pertain to option grants at October of 1993, December of 1993, and February of 1994, with exercise prices of $5.60, $5.08 and 5.76, respectively. The closing market price for the Company's stock at March 31, 1999, was $7.375.
                                   <Page 14>

    REPORTS OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE LONG TERM STOCK
     -----------------------------------------------------------------------
                              INVESTMENT COMMITTEE
                              --------------------

     The following reports, submitted by the Compensation Committee and the Executive Long Term Stock Investment Committee of The Board of Directors, provide information regarding policies and practices concerning the compensation of the Chief Executive Officer and the other executive officers of the Company included in the Summary Compensation Table.

                         COMPENSATION COMMITTEE REPORT

     One function of the Compensation Committee is to review all matters relating to the compensation of senior executives of the Company, and to make recommendations to The Board of Directors or Executive Long Term Stock Investment Committee, as appropriate, for specific actions in regard to such matters. During fiscal 1999, the Compensation Committee was composed of Messrs. James, Jr., Oppenheimer and Dr. Burton (until Dr. Burton's retirement in October, 1998). Mr. Biehn was appointed to the Committee upon his election to the Board in April, 1999.


COMPENSATION PHILOSOPHY

     The philosophy for compensating executives of the Company is to provide a reasonable mix of cash and equity with a significant portion of total compensation at risk, depending upon performance of the executive and the Company. In this way, executives are encouraged and rewarded for thinking and acting like owners, rather than employees. An Incentive Compensation Plan was established in 1986 and approved by The Board of Directors. This Plan has been designed to focus the best efforts of executives on the achievement of financial growth objectives, intended to benefit both the Company and its Shareholders. Recognizing that it is always in the best interest of the Shareholders to attract, retain and motivate exceptional executive talent, the Company's components of executive compensation provide meaningful upside incentives for superior performance and results, while clearly linking the executives' interests to those of the Shareholders.

     Base Salary.  When the Incentive Compensation Plan was established, the
     -----------
base salary policy was targeted at approximately 80% of the highest base salary paid to executives in commensurate positions within similar organizations and industries in the area. To establish these initial ranges, an overall review was carried out by a nationally recognized executive compensation consulting firm, based on national surveys of executive compensation for other companies within an appropriate bank of sales. Such salary information is subject to periodic update by the Compensation Committee.

     Annual Incentive Compensation.  The incentive component of the Incentive
     ------------------------------
Compensation Plan consists in a feature whereby executives may be rewarded for achieving or exceeding specific financial and growth target objectives, which link directly with the current and long term growth strategy of the Company, and ultimately lead to increased Shareholder value. At the beginning of each fiscal year, objectives are established at the corporate, subsidiary, and individual executive levels by the Compensation Committee. Annual cash incentive compensation targets are fixed to allow executives to earn total cash compensation (consisting of base salary plus annual incentive compensation payments) for successful achievement of outstanding results. In 1994, a new study of executive salaries and overall compensation was completed for the Compensation Committee by a national consulting firm. The compensation consultants recommended to the Compensation Committee that the cash incentive plan be modified in order to provide management with greater incentive to

                                   <Page 15>
 strive for exceptional results. The Company modified the plan beginning with the April 1, 1994 fiscal year and the plan, as modified, continues in existence currently. The modifications make it possible for the executive group to earn a larger bonus, but only if earnings per share have increased significantly.

     Long Term Non-Cash Incentives. Long Term, non-cash incentive awards are
     ------------------------------
discussed below in the Executive Long Term Stock Investment Committee report.

COMPENSATION PRACTICE

     The Compensation Committee believes that the compensation and benefits packages afforded to the Company's executive officers are commensurate with competitive practices for similar positions held by employees of companies of similar size. With total compensation significantly weighted toward rewards for sustained Long Term growth, the Committee believes the Company's compensation program is effective for providing continued incentive to pursue its aggressive Long Term growth strategies.

     Federal tax legislation (IRC 162(m)) limits publicly-held companies such as CPAC, Inc. from deducting for tax purposes, annual compensation paid to the Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per person in certain situations. The tax deductibility of amounts paid by the Company to its executive officers in fiscal 1999 will not be affected by IRC 162(m). It is also anticipated that amounts paid by the Company to its executives in fiscal 2000 will not be affected by IRC 162(m).

MR. HENDRICKSON'S 1999 CASH COMPENSATION

     Mr. Hendrickson founded the Company in 1969 and has been Chief Executive Officer and President since that time. Mr. Hendrickson was awarded incentive compensation as shown in the Summary Compensation Table above. Neither Mr. Hendrickson, Mr. Isaacs, Mr. Weldgen, nor Mr. Pembroke received an incentive compensation bonus in 1999 because the Company failed to meet the earnings per share target established by the Board of Directors.

SUMMARY

     In summary, the Compensation Committee believes the compensation strategy that is now in place will provide the necessary incentives to retain and motivate the Company's executives for the achievement of short and long term goals which will significantly benefit Shareholders in the future.

                                          Seldon T. James, Jr., Chairman
                                          Robert Oppenheimer
                                          David P. Biehn

                                   <Page 16>
             EXECUTIVE LONG TERM STOCK INVESTMENT COMMITTEE REPORT

     The Executive Long Term Stock Investment Committee administers the Company's Executive Long Term Stock Investment Plan and makes all decisions concerning equity based incentive awards for the Company's executives and management under the Plan. During fiscal 1999, the Committee was comprised of Messrs. James, Jr., Oppenheimer and Dr. Burton (until Dr. Burton's retirement in October, 1998). Mr. Biehn was appointed to the Committee upon his election to the Board in April, 1999.


LONG TERM STOCK INCENTIVE COMPENSATION PHILOSOPHY

     To help insure that executives are continually focused on the longer term goals of the Company, equity awards are made to key executives in accordance with the terms, conditions and restrictions of the Executive Long Term Stock Investment Plan which has been approved by the Shareholders. See Page 23 of the Proxy Statement for a narrative description of the Plan.

     It is believed that a principal factor influencing market price of the Company's stock is the Company's performance as reflected in its sales, earnings, cash flows, and other results. By granting stock awards to Company executives, such individuals are encouraged to focus their efforts on achieving improvements in the Company's performance.


MR. HENDRICKSON'S 1999 LONG TERM STOCK INCENTIVE COMPENSATION

     The stock awards made to Mr. Hendrickson in fiscal 1999 were determined to be reasonable and appropriate for his position and level of expertise. The awards were made in the form of stock options and were designed to provide him with a continued substantial ownership position in the Company and to closely tie his interest to the interest of the Shareholders. Since these incentive awards will yield meaningful income to Mr. Hendrickson only if the Company stock appreciates in value over the coming years, they provide an incentive, in keeping with the philosophy outlined above, for Mr. Hendrickson to achieve improvements in Company performance that will yield solid increased Shareholder value.

                                          Seldon T. James, Jr., Chairman
                                          Robert Oppenheimer
                                          David P. Biehn


COMMON STOCK PERFORMANCE
------------------------

     As part of the executive compensation presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Company's common stock is traded on the National Association of Securities Dealers' National Market System (NASDAQ/NMS) and one appropriate comparison is with the NASDAQ U.S. Composite Index performance. Because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance, the second index which the Company believes most closely approximated its performance is the NASDAQ Non-Financial Index.

                                   <Page 17>

                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                                   CPAC, INC.

DESCRIPTION
-----------

In the graph, the X-axis is represented by $0 to $400 and the Y-axis is represented by the dates 03/31/94 through 03/31/99. The following table shows the points of data used to plot the Comparison of Five Year-Cumulative Total Returns Performance Graph for CPAC, Inc.

TABLE
-----

Company Index:          CUSIP       Ticker      Class       Sic         Exchange
                        12614510    CPAK                    3823        NASDAQ
                        Fiscal Year-end is 03/31/1999

Market Index:           Nasdaq Stock Market (US Companies)

Peer Index:             Nasdaq Non-Financial Stocks
                        SIC 0100-5999. 7000-9999 US & Foreign

      DATE       COMPANY INDEX         MARKET INDEX           PEER INDEX
       ----       -------------         ------------           ----------

      03/31/94     100.000                100.000               100.000
      04/29/94      97.619                 98.701                97.702
      05/31/94      90.476                 98.943                96.950
      06/30/94      95.890                 95.324                92.215
      07/29/94      99.486                 97.281                94.637
      08/31/94     129.451                103.483               101.091
      09/30/94     133.753                103.219               101.363
      10/31/94     139.778                105.246               104.315
      11/30/94     130.138                101.755               100.904
      12/30/94     127.728                102.040               101.006
      01/31/95     138.573                102.622               100.662
      02/28/95     144.598                108.050               105.851
      03/31/95     135.560                111.254               109.594
      04/28/95     132.548                114.759               113.529
      05/31/95     126.523                117.721               116.131
      06/30/95     153.635                127.261               126.727
      07/31/95     147.610                136.617               136.396
      08/31/95     162.672                139.388               138.185
      09/29/95     174.722                142.593               141.294
      10/31/95     177.735                141.771               139.848
      11/30/95     162.672                145.102               142.475
      12/29/95     170.204                144.330               140.783
      01/31/96     162.672                145.044               141.802
      02/29/96     167.191                150.566               148.092
      03/29/96     171.710                151.062               147.869
      04/30/96     171.710                163.591               162.197
      05/31/96     184.513                171.103               170.336
      06/28/96     154.388                163.389               160.891
      07/31/96     154.388                148.818               144.548
      08/30/96     150.623                157.157               152.643
      09/30/96     171.333                169.178               164.940
      10/31/96     192.044                167.308               161.931
      11/29/96     207.106                177.652               171.678


                                   <Page 18>

      12/31/96     225.934                177.491               171.043
      01/31/97     203.340                190.106               184.274
      02/28/97     176.982                179.558               171.295
      03/31/97     178.864                167.833               159.500
      04/30/97     158.154                173.079               164.801
      05/30/97     161.919                192.694               184.744
      06/30/97     182.630                198.596               189.028
      07/31/97     169.450                219.544               209.847
      08/29/97     173.216                219.205               209.540
      09/30/97     161.919                232.139               221.400
      10/31/97     154.388                220.082               207.949
      11/28/97     160.037                221.196               207.621
      12/31/97     154.388                217.413               200.295
      01/30/98     151.564                224.318               209.301
      02/27/98     161.919                245.415               230.787
      03/31/98     167.568                254.430               239.323
      04/30/98     173.216                258.627               243.453
      05/29/98     163.802                244.247               229.513
      06/30/98     144.974                261.368               246.869
      07/31/98     146.857                258.254               244.512
      08/31/98     122.381                207.274               194.835
      09/30/98     133.678                236.104               222.669
      10/30/98     125.205                246.294               232.249
      11/30/98     140.267                271.221               258.151
      12/31/98     113.730                306.359               293.535
      01/29/99      72.029                350.996               340.896
      02/26/99     110.925                319.372               308.232
      03/31/99     112.837                342.441               332.452

                                     LEGEND
                                     ------

Symbol      Total Returns Index for:
------      ------------------------

__..__..    CPAC, Inc.
______      Nasdaq Stock Market (US Companies)
_ _ _ _     Nasdaq Non-Financial Stocks
            SIC 0100-5999, 7000-9999 US & Foreign

      03/31/94    03/31/95    03/31/96    03/31/97    03/31/98    03/31/99
      --------    --------    --------    --------    --------    --------

       100.0       135.6       171.7       178.9       167.6       112.8
       100.0       111.3       151.1       167.8       254.4       342.4
       100.0       109.6       147.9       159.5       239.3       332.5

Notes:
------

Assumes $100 invested on April 1, 1994, in CPAC, Inc., Common Stock, and an identical amount in both the NASDAQ U.S. and NASDAQ Non-Financial Indices. The lines represent monthly index levels derived from compounded daily returns that include all dividends. The indexes are reweighted daily, using the market capitalization on the previous trading day.

Total Return assumes the reinvestment of all dividends. On November 18, 1994, The Board of Directors announced that it had discontinued its cash dividend indefinitely. On November 3, 1998, The Board of Directors announced the reinstatement of a regular quarterly dividend of $.065 per share.

There can be no assurance that the Company's stock performance will continue in the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

INCENTIVE COMPENSATION PLAN        <Page 19>
---------------------------

     On June 4, 1986, the Compensation Committee of The Board recommended, and The Board of Directors approved, the establishment of an Incentive Compensation Plan for certain personnel who do not receive hourly compensation, commission payments, or other forms of incentive compensation.

     After objectives and standards have been established or an employee, and the employee is included in the Incentive Compensation Plan, the maximum incentive bonus payable shall be dependent upon the employee's position within the Company and shall be the following percentage of base pay:

          CATEGORY                                  PERCENT
          -------------------------------------------------

Chief Executive Officer                             75%
Senior Operating and Staff Executives               50%-60%
Key Management                                      30%-40%
Other Managers and Supervisors                      20%

     The Board adopted a policy for the Chief Executive Officer and certain selected corporate executives pursuant to which the entitlement to, and the amount of the total bonus paid, would be dependent upon the Company's success in attaining budgeted profits and specified goals in earnings per share. Under this policy, exceptional performance as measured by and reflected in specified increases in earnings per share could result in such employee earning up to 148% of that employee's base pay percent as indicated in the table above.

     Management shall determine the category of each employee, but personnel shall not be granted a bonus as a Senior Operating or Staff Executive without approval of The Board of Directors.

     Before including an individual in the Plan, or establishing that percentage of compensation which the employee should receive as incentive, management will review the incremental benefit to the Company which results from the employee attaining the objectives established. On an annual basis, management will submit a review of the Plan to The Board of Directors, showing the amount committed to the Incentive Compensation Plan for each category of employee and, for each level of employee, the estimated incremental benefit to the Company.

     Each employee included in the Incentive Compensation Plan shall receive the incentive compensation payment quarterly in a check separate from his/her regular pay, which check shall be accompanied, at least two times per year, by a written report reviewing the employee's progress in meeting established objectives, and explaining the basis on which his/her bonus was determined. Copies of such written reports are filed with the Compensation Committee.

     In order to reinforce the objectives and to provide greater motivation, incentive compensation will be paid to participants in the Plan on a quarterly basis. Payments during the first three quarters will be equal to 50% of the amount which management believes the employee would be entitled to as a bonus, based upon the compensation paid to the employee through the end of the quarter, and considering his/her performance through that date, and the likelihood the employee will attain established objectives by the end of the fiscal year.

     The final payment of the bonus will be made as soon as practical following completion of the independent audit for the fiscal year, and will include that portion of the bonus withheld during the first three quarters and all of the bonus for the fourth quarter to which the employee is determined to be entitled. No employee will be asked to refund any bonus which has been previously paid.
No employee
                                   <Page 20>
shall be entitled to a bonus unless employed by the Company at the time of distribution. Participation in the Incentive Compensation Plan shall not be deemed to constitute a contract of employment, guaranteeing to an employee employment for any period of time.


     The Board established that management should develop objectives and standards for the two categories labeled Key Management and Other Managers and Supervisors.

401(K) PROFIT SHARING PLAN
--------------------------

     On April 17, 1986, The Board of Directors adopted a profit sharing plan for the benefit of all domestic employees of the Company and its subsidiaries who have attained the age of twenty-one and who have one year of service. The effective date of the Plan was May 1, 1986.

     The Plan constitutes a qualified retirement plan under sections 401(a) and
(k) of the Internal Revenue Code and contributions made by the Company to the Plan are deductible for federal income taxes.

     Under the Plan, the Company may make contributions to the Plan on behalf of Plan participants in such amounts as the Board of Directors may determine, subject to Internal Revenue Code limitations and restrictions on and the deductibility of contributions to a qualified profit sharing plan. Subject to similar restrictions on the amount of contributions to the section 401(k) component of the Plan, the Company will match each contribution made by a Plan participant, pursuant to a salary reduction agreement in effect for each Plan Year in an amount equal to $.50 for each $1.00 of participant contribution. The Company's contribution will not exceed up to a maximum of 3% of participant compensation. A participant may contribute up to 15% of his compensation under the salary reduction agreement to the Plan each year. If, in any Plan Year, contributions are made to the Plan which result in any "excess contributions" because they exceed the amount permitted to be contributed to the Plan under the Internal Revenue Code, adjustments will be made to reduce the amount of that Plan Year's contributions so as to comply with such restrictions.

     Events that permit distribution under the Plan are generally termination of service at normal retirement age (age 65), disability or death. A participant is 100% vested in all his contribution accounts upon termination of employment due to normal retirement, death or disability. In the event of termination of employment for any other reason, a participant is 100% vested in any contributions he has made to the Plan and 100% vested in amounts contributed to the Plan in the discretion of the Company's Board of Directors. With respect to matching contributions, the vesting schedule set forth below applies:


      COMPLETED YEARS OF SERVICE                VESTED PERCENTAGE
      --------------------------                -----------------

            Less than 1                               0%
                1                                     20%
                2                                     40%
                3                                     60%
                4                                     80%
                5                                     100%


                                   <Page 21>
     On April 1, 1995, the Plan was amended to allow the employee a choice of six different investment options for his account balances under the Plan.

     Under the Plan, a participant that meets " financial hardship " requirements may borrow the lesser of 50% of his vested account balance or $50,000. The minimum loan allowable is $1,000. Only one loan can be outstanding at any time; the repayment period can vary from 1 to 5 years unless the loan is used to purchase a primary residence, in which case the repayment period can be up to 10 years.

     A participant may borrow the lesser of 50% of his account balance up to $10,000 without proving financial hardship. The minimum loan allowable is $1,000 and the repayment period can vary from 1 to a maximum of 3 years.

     A Participant who has not attained age 59-1/2 and is not totally and permanently disabled may withdraw amounts he has contributed pursuant to his salary reduction agreement as well as the vested amount of the employer matching contribution made to the Plan upon a showing of financial hardship.

     The normal form of benefit under the Plan is a lump sum distribution or, if the participant elects, a distribution in periodic payments of substantially equal amounts for a selected number of years not to exceed five.

     For the Plan Year ended March 31, 1999, the Company and its subsidiaries made no discretionary contribution to the Plan. The amount of matching contributions made under the Plan for such year was $4,800 in the case of Mr. Hendrickson, $4,800 in the case of Mr. Isaacs, $4,800 in the case of Mr. Weldgen, $4,203 in the case of Ms. Clay and $3,676 in the case of Mr. Pembroke. The total for all executive officers as a group was $22,279.

STOCK PURCHASE PROGRAM
----------------------

     In June, 1995, The Board of Directors approved a stock purchase program whereby employees can contribute up to 10% of their total income (to a maximum of $5,000 per annum), through payroll deductions, to purchase the Company's $.0l par value common stock in open market transactions.

     On a quarterly basis, the amount collected through payroll deductions is used to purchase Company stock. The Company pays the broker's commission for the purchase - if the stock is subsequently sold, the employee pays the broker's commission.

     For the fiscal year ended March 31, 1999, an average of 30 employees per quarter purchased 2,930 shares of CPAC, Inc. common stock. The total cost to the Company approximated $792. No executive officers participated in the program.

                                   <Page 22>
                                   PROPOSAL 2
                                   ----------

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
              ---------------------------------------------------

     The Board of Directors, acting upon the recommendation of the Audit Committee, as previously described, has appointed, subject to ratification by the Shareholders at the Annual Meeting, the firm of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ended March 31, 2000. PricewaterhouseCoopers LLP has at no time had any direct or indirect financial interest in the Company or any of its subsidiaries, nor, other than providing certain non-audit services, any other connection with the Company except that of independent auditors.

     It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

     This proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.

                                   PROPOSAL 3
                                   ----------


                  INCREASE IN SHARES RESERVED UNDER EXECUTIVE
                   -------------------------------------------
                        LONG TERM STOCK INVESTMENT PLAN
                        -------------------------------

          On June 8, 1994, the Board of Directors adopted the Executive Long Term Stock Investment Plan and reserved in the aggregate 350,000 shares of the Company's $.01 par value common stock for issuance thereunder. The purposes of the Executive Long Term Stock Investment Plan ("Stock Investment Plan") are to:
(1) closely associate the interests of the management of CPAC and its subsidiaries with the Company's Shareholders by reinforcing the relationship between participants' rewards and Shareholder gains; (2) provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased Shareholder value; (3) maintain competitive compensation levels; and, (4) provide an incentive to management for continuous employment with the Company. The Stock Investment Plan was approved by the Company's Shareholders at the Annual Meeting of Shareholders held on August 10, 1994. On August 7, 1996, the Shareholders approved a 600,000 share increase in the number of shares reserved under the Stock Investment Plan.

     The salient features of the Stock Investment Plan are set forth on page 23 of this Proxy Statement.

     On June 2, 1999 the Board of Directors voted to recommend to the Shareholders that the Plan be amended to increase the aggregate number of the Company's $.01 par value common stock reserved for issuance thereunder by two hundred fifty thousand (250,000) shares, that is from the nine hundred fifty thousand (950,000) shares previously reserved to one million two hundred thousand (1,200,000) shares. The recommendation is made since, as of the date of this Proxy Statement, options and stock awards for six hundred twenty-four thousand seven hundred eighty-eight (624,788) shares in the aggregate have
                                   <Page 23>

been granted or made under the Plan, leaving only three hundred twenty-five thousand two hundred twelve (325,212) shares for which new options may be granted and/or new stock awards may be made.

     Management believes that such increase is necessary in order to provide the Company with a sufficient number of shares to carry out the purposes of the Plan, as approved by the Shareholders. More specifically, management believes that the continued availability of options and awards under the Plan will continue to provide incentive for existing personnel to enhance Shareholder growth as well as provide additional incentives to attract and retain quality personnel as part of the Company's ongoing growth and acquisitions program.

     This Proposal requires Shareholder approval under the terms of the Plan, certain corporate governance policies contained in the Bylaws of the National Association of Securities Dealers, Inc. applicable to companies whose stock has received the designation as a National Market Security and with respect to Incentive Stock Options, applicable provisions of the Internal Revenue Code.

     It is anticipated that if Shareholder approval is given to this Proposal, the Company will cause such shares to be registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933.

     This proposal requires the affirmative vote of a majority of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends a vote for its Proposal to increase the aggregate number of shares of the Company's $.01 par value common stock reserved for issuance under the Company's Executive Long Term Stock Investment Plan by 250,000 shares, from 950,000 shares to 1,200,000 shares.

SALIENT FEATURES OF THE EXECUTIVE LONG TERM STOCK INVESTMENT PLAN
-----------------------------------------------------------------


     The salient features of the Stock Investment Plan are as follows:

          A)   PURPOSES

               The purposes of the Stock Investment Plan are to: (1) closely associate the interests of the management of the Company and its subsidiaries with the Company's Shareholders by reinforcing the relationship between participant rewards and Shareholder gains; (2) provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased Shareholder value; (3) maintain competitive compensation levels; and
(4) provide an incentive to management for continuous employment with the Company.

          B)   ADMINISTRATION

          The Stock Investment Plan is administered by the Executive Long Term Stock Investment Plan Committee (the "Committee"). Members of the Committee serve one-year terms, renewable automatically, unless terminated at the discretion of The Board of Directors. At its meeting held June 8, 1994, The Board appointed Seldon T. James, Jr., John C. Burton, and Robert Oppenheimer to constitute the Committee. Dr. Burton retired as a member of the Committee in October, 1998 and David P. Biehn was appointed as a member of the Committee upon his election to the Board in April, 1999.
                                   <Page 24>
          The Committee is responsible for the overall administration, governance, management and interpretation of the Stock Investment Plan, having the authority, in its sole discretion and from time to time, to: (1) grant options/or stock awards in such form and number as it may determine; (2) impose such limitations, restrictions and conditions upon any such option and/or stock award as the Committee deems appropriate, consistent with the purposes of the Stock Investment Plan; and (3) interpret the Stock Investment Plan, adopt, amend and rescind rules and regulations relating to the Stock Investment Plan, and make all other determinations and take all other actions as are necessary and/or advisable for the implementation and administration of the Stock Investment Plan.

          C)   ELIGIBILITY FOR PARTICIPATION

                    Participants in the Stock Investment Plan will be selected by the Committee from the executive officers and other key employees of the Company and its subsidiaries who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. Under the terms of the Stock Investment Plan, in selecting a participant and in determining the form and number of equity awards, the Committee has and will continue to consider factors it deems relevant, including the person's functions, responsibilities, value of services to the Company and/or its subsidiaries, as well as the individual's past and potential contributions to the Company's profitability and sound growth.

          D)   TYPES OF AWARDS

               Awards under the Stock Investment Plan may be in the form of any one or more of the following: (1)Nonqualified Stock Options; (2) Incentive Stock Options; (3) Reload Options; or (4) Restricted Performance Shares.

               1.   Nonqualified Stock Options

          The Committee may from time to time, and subject to the provisions of the Stock Investment Plan and such other terms and conditions as it may prescribe, grant to any eligible employee one or more Nonqualified Stock Options to purchase for cash or shares the number of shares allotted by the Committee.
                    a.   Terms and Conditions
                         --------------------

                         Nonqualified Stock Options are subject to the following
terms and conditions:
                         (i)  Price:  The exercise price, as determined by the
                              -----
Committee, generally will not be less than the fair market value of the shares with respect to which an option is granted at the time of the granting of the option. The Committee, however, is explicitly authorized to grant Nonqualified Stock Options, the exercise price of which is less than the fair market value of the shares at the time of the grant of the option. Fair market value is the mean between the high and low bid prices for the Company's stock as quoted on the NASDAQ National Market System;


                                   <Page 25>
                         (ii) Term of Options:  The term of each option is to be
                              ----------------
decided by the Committee and is not subject to any specified (e.g., five or ten) number of years. Such term may be modified, or the Nonqualified Stock Option terminated, at any time by mutual agreement between the Committee and the employee;
                         (iii)     Payment Upon Exercise: An employee granted a
                                   ---------------------
Nonqualified Stock Option under the Stock Investment Plan may pay for the Company's stock upon exercise either with cash or with Company stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is the mean between the high and the low bid prices for the Company's stock as quoted on the NASDAQ National Market System.

                    b.   Certain Material Restrictions
                         -----------------------------

                         Nonqualified Stock Options are subject to the following
material restrictions:
                         (i)  Nonqualified Stock Options are exercisable only
while the optionee is an employee of the Company or within a three month period immediately following the employee's termination of employment;


                         (ii) Nonqualified Stock Options are exercisable only by
the optionee and are not assignable, transferable or subject to any other party acquiring rights therein;

                         (iii)     Upon the death of the optionee prior to his
complete exercise of a Nonqualified Stock Option, the remaining portion of the option may be exercised only his estate or on behalf of any person(s) to whom his rights pass under his Will or by operation of law;

                         (iv) An optionee has no rights as a Shareholder with
respect to the shares subject to a Nonqualified Stock Option, including voting rights or dividend rights, until the Company has received full payment therefor, and has issued a stock certificate to him representing the shares purchased upon exercise;
                         (v)  Shares of common stock issued upon the exercise of
a Nonqualified Stock Option may not be sold, transferred, pledged or otherwise disposed of by the optionee for a period of six months from the date of grant of the option.

               2.   Incentive Stock Options

                    The Committee may, from time to time, and subject to the provisions of the Stock Investment Plan and such other terms and conditions as it may prescribe, grant to any eligible employee, one or more Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986 to purchase for cash or shares the number of shares allotted by the Committee.

                    a.   Terms and Conditions
                         --------------------

                    Incentive Stock Options are subject to the following terms and conditions:

                         (i)  Price: The exercise price, as determined by the
                              -----
Committee, may not be less than the fair market value of the shares with respect to which an Incentive Stock Option is granted at the time of the granting of the Incentive Stock Option. In the case of an employee owning more than 10% of the Company's common stock, the exercise price may not be less than 110% of the fair market value of such stock at the time of grant. See the discussion above for the definition of fair market value.
                                   <Page 26>
                         (ii) Term of Options: While the term of each Incentive
                              ---------------
Option is to be decided by the Committee, no Incentive Option will be granted with a term of greater than ten years ( five years in the case of a greater than 10% Shareholder) from the date it was granted, and such term may be modified or the Incentive Stock Option terminated at any time by mutual agreement between the Committee and the employee;

                         (iii)     Payment Upon Exercise: An employee granted an
                                   ---------------------
Incentive Stock Option may pay for the Company's stock either with cash or with Company's stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is calculated in the same manner as in the case of Nonqualified Stock Options discussed above.

                    b.   Certain Material Restrictions
                         -----------------------------

          Incentive Stock Options are subject to the same material restrictions as govern Nonqualified Stock Options. In addition, Incentive Stock Options are subject to a rule under Section 422 of the Internal Revenue Code that the aggregate fair market value of stock with respect to which an Incentive Stock Option is exercisable for the first time during any calendar year by any optionee cannot exceed $100,000, such value being determined on the date of the grant of the option.

               3.   Reload Options

                    Concurrently with the award of a Nonqualified Stock Option and/or Incentive Stock Option, the Committee may grant a Reload Option to enable the employee to purchase a number of shares for either cash or shares. The Reload Option becomes effective only if the employee uses common stock of the Company owned by him for at least twelve months to purchase the shares issuable to him upon his exercise of either the underlying Nonqualified or Incentive Stock Option. The Reload Option is designed to replace those shares used as the purchase price, and the number of Reload Options will equal the number of shares of the Company's common stock used by the employee to exercise the underlying option.

                    The Reload Option price generally will be the fair market value of a share of the Company's common stock on the date the Reload Option becomes effective, that is, the date on which the underlying option shall have been exercised. Notwithstanding this general rule, where the exercise price of the underlying option was less than the fair market value of the Company's common stock on the date of the underlying stock option's grant, the Reload Option price may, at the Committee's discretion, reflect the same percentage discount from the fair market value of the Company's stock on the date of the Reload Option's effectiveness. Fair market value shall be the mean between the high and the low prices for the Company's common stock as quoted on the NASDAQ National Market System.

               4.   Restricted Performance Shares

                    Concurrently with or subsequent to the grant of any Nonqualified Stock Option, incentive Stock Option or Reload Option, the Committee may, subject to the provisions of the Stock Investment Plan and such other terms, conditions and restrictions as the Committee may prescribe, award to an eligible employee one share of common stock for each aggregate four options granted under the Nonqualified Stock Option, Incentive Stock Option or Reload Option, as the case may be. Such shares shall constitute Restricted Performance Shares and are awarded in consideration of the future
                                   <Page 27>
performance of substantial services to and/or on behalf of the Company and/or its subsidiaries by such employee.

                    Upon issuance of the Restricted Performance Shares, the employee has all of the rights of a Shareholder of the Company with respect to such Restricted Performance Shares, including the right to vote and receive all dividends as well as all other distributions paid or made with respect thereto.

                    Restricted Performance Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated while they are subject to forfeiture. Restricted Performance Shares are subject to forfeiture in the event the employee terminates his service with the Company prior to the date immediately following the last day of the option period with respect to which the Shares were awarded, unless the termination is due to the employee's death, his permanent and total disability, or a change in control of the Company. In the event the employee exercises the option with respect to which the Restricted Performance Shares were awarded, any Restricted Performance Shares issued in connection with such option are automatically forfeited to the extent of the option's exercise on a proportionate basis.

                    Upon the expiration of the forfeiture provisions, the Restricted Performance Shares vest and at that time may be sold, transferred, assigned, pledged, encumbered or otherwise alienated, subject to any and all applicable federal and state securities law restrictions.

          E)   FEDERAL TAX CONSEQUENCES

               1.   Nonqualified Stock Options

                    Under current provisions of federal tax law, for regular as well as for purposes of the federal alternative minimum income tax, the grant of a Nonqualified Stock Option is not a taxable event for the employee. In addition, upon the grant of such an option, the Company will receive no business expense deduction.

                    Upon the exercise of a Nonqualified Stock Option, the difference between the exercise price and the fair market value of the option shares on the date of exercise constitutes ordinary, compensation income to the optionee and is taxed to him at normal, ordinary tax rates, except to the extent the shares are not transferable and subject to a substantial risk of forfeiture. To the extent such difference is required to be included as compensation income by the employee, the Company is entitled to a business expense deduction. Upon the later sale of the optioned stock, long or short-term capital gain or loss will be recognized by the employee depending upon the holding period and the extent to which the selling price exceeds or is less than the employee's basis in the stock. The short-term rate is the same rate that is applied to a taxpayer's ordinary income. The maximum long-term rate of 20% is generally applicable to assets held for at least 12 months.

               2.   Incentive Stock Options

                    The general rule is that no income, gain or loss is recognized for regular income tax purposes by an optionee upon either the grant or the exercise of an Incentive Stock Option. Upon the later sale of the shares acquired pursuant to such an Option, long, mid-term or short capital gain or loss (at the rates described above) will be recognized by the employee to the extent the selling price exceeds or is less than the employee's basis in the stock.
                                   <Page 28>
                    This tax treatment is available provided the shares acquired by exercise of the Incentive Stock Option are held by the optionee for a period of two(2) years from the date of the grant of the Option and at least one (1) year from the date of the Option's exercise.

                    As a general rule, the Company will not be entitled to an income tax deduction with respect to either the grant or the exercise of an Incentive Stock Option.

                    If either of the one year, two year holding periods just described are not met, the difference between the fair market value of the shares and the exercise price on the date of the Option's exercise constitutes ordinary, compensation income to the optionee in the optionee's taxable year in which the disqualifying disposition occurs. The balance of the amount realized in such year constitutes capital gain, taxable at the short-term or long-term rates described above. The Company is allowed a corresponding deduction for the amount the optionee is required to include as ordinary, compensation income in the year of the disqualifying disposition.

                    For purposes of the alternative minimum income tax calculation, an Incentive Stock Option is treated as if it were a Nonqualified Stock Option. Consequently, upon the exercise of the Incentive Stock Option, the difference between the exercise price and the fair market value of the shares on the date of exercise is includible as alternative minimum gross income, and made subject to special alternative minimum income tax rates.

               3.   Restricted Performance Shares

                    If property is transferred to a person in connection with the performance of services, the fair market value of the property received in excess of the amount paid for the property constitutes ordinary, compensation income in the taxable year of receipt, unless the property is not transferable and is subject to a substantial risk of forfeiture. The fair market value of the property is includible in income when either of the restrictions lapse. The Company is not allowed an income tax deduction until the recipient is required, in accordance with gain or loss is recognized, the gain, if any, is taxed at normal, ordinary tax rates, with a maximum rate of such rules, to include the value of the property in income.

                    Under the Stock Investment Plan, when they are awarded by the Committee, Restricted Performance Shares are not transferable and are subject to a substantial risk of forfeiture. Consequently, until such restrictions lapse, the fair market value of such Shares generally is not includible in the recipient's income nor may the Company claim an income tax deduction for the value of the Shares awarded. Upon the lapse of such restrictions, the fair market value of the Shares at the time the restrictions lapse is includible as ordinary, compensation income to the recipient and the Company is entitled to an income tax deduction at that time equal to the amount includible in the recipient's gross income. Upon the subsequent sale of the Shares by the recipient, gain or loss will be recognized, either long term or short term capital gain equal to the difference between the selling price and the taxpayer's basis, depending upon the holding period of such Shares ( which includes the period during which the restrictions apply).

                                   <Page 29>

          F)   REGISTRATION OF SHARES

               The Company registered the 350,000 shares of its $.01 par value common stock it reserved for issuance upon the exercise of options or the award of shares under the Stock Investment Plan with the Securities and Exchange Commission under the Securities Act of 1933. Such registration became effective on October 29, 1994 and remains in effect. The Company registered the 600,000 share increase with the Securities and Exchange Commission. Such registration became effective on October 3, 1996, and remains in effect. It is anticipated that as a result of such registrations, nonaffiliates of the Company may resell such registered shares acquired by them under the Stock Investment Plan without federal securities laws restrictions.

          G)   OPTIONS AND AWARDS

               The following information concerning the Stock Investment Plan is provided as of the date of this Proxy Statement, namely, June 22, 1999:

               Options for 611,468 shares are outstanding, of which 399,718 are currently exercisable and 96,000 were granted during the fiscal year ended March 31, 1999.

               Options for 363,743 shares are outstanding for all executive officers as a group, of which 252,030 are currently exercisable and 59,000 were granted during the fiscal year ended March 31, 1999.

               The market value of the securities underlying all options was $4,738,877.

               13,189 Restricted Performance Shares are currently outstanding, of which 2,537 are outstanding for all executive officers as a group. None of such Shares have vested.

               The market value of Restricted Performance Shares was $102,215.

PRIOR INCENTIVE STOCK OPTION PLANS
----------------------------------


     The Board of Directors established and the Shareholders at the Annual Meeting in August, 1991 approved, the 1991 Employees' Incentive Stock Option Plan.

     On June 8, 1994, the Board terminated the 1991 Plan as to the grant of additional options thereunder and adopted the Stock Investment Plan. The termination of the 1991 Plan did not terminate, accelerate or otherwise affect unexercised options outstanding thereunder.

     The following information is provided as of the date of this Proxy Statement, namely, June 22, 1999:

     Options for 100,527 shares are outstanding under the 1991 Plan, all of which are currently exercisable. Options for 85,467 shares are outstanding under the 1991 Plan for all executive officers as a group, all of which are currently exercisable.

     The market value of the securities underlying all options under the 1991 Plan was $779,084.
                                   <Page 30>



                                   PROPOSAL 4
                                   ----------

                         INCREASE IN AUTHORIZED SHARES
                         -----------------------------

     The Certificate of Incorporation of the Company, as amended, and as in effect, provides that the maximum number of the $.01 par value common stock of the Company which the Company is authorized to issue is twenty million (20,000,000) common shares. Such common stock is the only class of stock the Company is authorized to issue. As of the date of this Proxy Statement, namely June 22, 1999, six million two hundred twenty thousand seven hundred sixty-three (6,220,763) common shares are issued and outstanding. Further, options are outstanding pursuant to which the Company may be called upon to issue additional shares, and three hundred twenty-five thousand two hundred twelve (325,212) shares are reserved for future option grants and/or stock awards under the
Executive Long Term Stock Investment Plan.   In addition, under the Shareholder
Rights Plan executed by the Board of Directors on March 19, 1999, the Company has reserved aproximately five million six hundred forty-two thousand (5,642,000) shares for issuance upon the happening of certain events as described in the Rights Plan.

     Consequently, there remain only approximately seven million three hundred ninety one thousand (7,391,000) shares (including Treasury shares) available for issuance and/or reissuance without reference to the shares reserved for issuance under such Plans.

     Management believes that an increase in the number of authorized shares is necessary to provide needed flexibility with respect to acquisitions and other corporate programs, including the additional two hundred fifty thousand (250,000) shares reserved for grant under the Stock Investment Plan if management's proposal is approved. As of the date of this Proxy Statement, there are no acquisitions currently pending.

     On June 2, 1999, the Board of Directors voted to recommend to the Shareholders that the Company amend its Certificate of Incorporation in order to increase the number of authorized common shares by ten million (10,000,000) shares, from twenty million (20,000,000) common shares with $.01 par value to thirty million (30,000,000) common shares with $.01 par value. While increasing the number of authorized common shares as sought by this Proposal will have no immediate dilutive effect upon the ownership interests of current Shareholders, the actual issuance of such newly authorized shares may have a dilutive effect upon the ownership interests of current Shareholders and could make it more difficult to effectuate a change in control of the Company. Under applicable provisions of the New York State Business Corporation Law, the approval of the Shareholders is necessary in order to amend the Company's Certificate of Incorporation to so increase the number of authorized common shares.

     This Proposal requires the affirmative vote of a majority of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends that the Shareholders approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized common stock of the Company by ten million (10,000,000) shares from twenty million (20,000,000) authorized common shares, $.01 par value to thirty million (30,000,000) authorized common shares, $.01 par value.
                                   <Page 31>


                                   PROPOSAL 5
                                   ----------

                   APPROVAL OF OPTION GRANT TO DAVID P. BIEHN
                   ------------------------------------------

     The Board of Directors of the Company granted to the Company's new director, David P. Biehn, an option to purchase up to 15,000 shares of the Company's $.01 par value common stock at an exercise price of $7.25 constituting the fair market value of the Company's stock on April 20, 1999, the date of grant. The term of the option is for a period of ten (10) years, that is from April 20, 1999 until close of business on April 19, 2009.

     Mr. Biehn's professional background and his relationship as a new director of the Company is set forth on page 3 of this Proxy Statement.

     Pursuant to the provisions of the Business Corporation Law of the State of New York, because Mr. Biehn is a director of the Company, the grant of this option to Mr. Biehn requires the affirmative vote of a majority of the shares of stock of the Company present, in person or by Proxy, and entitled to vote at the Annual Meeting.

     Management recommends that the Shareholders approve the grant of an option to Mr. Biehn to purchase up to 15,000 shares of the Company's common stock at the exercise price of $7.25 per share.

                                     VOTING

     Each nominee for director must receive at least a plurality of the shares of common stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting. Shareholders may vote for all nominees, withhold authority to vote for all nominees or withhold authority to vote for any individual nominee.

     Each Proposal other than the election of directors requires a majority of the total votes cast at the Annual Meeting on the Proposal (including abstentions) in person or by Proxy.


BROKER NON-VOTES AND ABSTENTIONS
--------------------------------
     Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting for or against a given Proposal will adversely affect the outcome of that Proposal.



                                   <Page 32>

VOTING OF PROXIES
-----------------

     The shares represented by all valid Proxies received will be voted in the manner specified on the Proxies.

     With respect to the election of directors, ANY VALID PROXY RECEIVED WHICH IS EXECUTED BY THE SHAREHOLDER IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ALL NOMINEES OR ANY INDIVIDUAL NOMINEE SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES.

     Where specified choices (including abstentions) with respect to any given Proposal are not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

                                          By Order of The Board of Directors


                                          /s/ Robert Oppenheimer
                                          ------------------------------
                                          Robert Oppenheimer, Secretary


                                   <Page 33>

       CPAC, INC., 2364 LEICESTER ROAD, P.O. BOX 175, LEICESTER, NY 14481 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 11, 1999


The undersigned Shareholder of CPAC, Inc. hereby appoints and constitutes Thomas
N. Hendrickson and Robert Oppenheimer, and either of them, the proxy or proxies of the undersigned with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of Shareholders of the Company to be held at Genesee River - Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510 on Wednesday, August 11, 1999, at 11:00 A.M., EDT, and any and all adjournments of said meeting, and to vote all shares of stock of CPAC, Inc., registered in the name of the undersigned and entitled to vote at said meeting upon the matters set forth below.

MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CHOICE IS SPECIFIED (INCLUDING ABSTENTIONS) FOR A GIVEN PROPOSAL, THIS PROXY WILL BE VOTED FOR THAT PROPOSAL.

1. ELECTION OF DIRECTORS: ELECTION OF THE DIRECTORS LISTED BELOW TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN THE YEAR 2000 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
FOR ALL NOMINEES LISTED BELOW: (EXCEPT AS MARKED TO THE CONTRARY BELOW): [    ]
WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW:        [    ]
          INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH HIS NAME ON THE LIST BELOW:
          THOMAS N. HENDRICKSON   ROBERT C. ISAACS    ROBERT OPPENHEIMER
   SELDON T. JAMES, JR.    THOMAS J. WELDGEN   DAVID P. BIEHN

2. APPOINTMENT OF AUDITORS: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP BY THE BOARD OF DIRECTORS AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.
          FOR   [    ]        AGAINST   [    ]              ABSTAIN   [    ]

3. APPROVE INCREASE IN SHARES RESERVED UNDER EXECUTIVE LONG TERM STOCK INVESTMENT PLAN:
     APPROVAL TO INCREASE THE AGGREGATE NUMBER OF SHARES OF THE COMPANY'S $.01 PAR VALUE COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S EXECUTIVE LONG TERM STOCK INVESTMENT PLAN FROM 950,000 SHARES TO 1,200,000 SHARES.
          FOR   [    ]        AGAINST   [    ]              ABSTAIN   [    ]

4. AMENDMENT OF CERTIFICATE OF INCORPORATION: APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED $.01 PAR VALUE COMMON STOCK OF THE COMPANY FROM 20,000,000 AUTHORIZED SHARES TO 30,000,000 AUTHORIZED SHARES.
          FOR   [    ]        AGAINST   [    ]              ABSTAIN   [    ]

 5.  TO APPROVE THE GRANT OF AN OPTION TO A NEW DIRECTOR OF THE COMPANY, DAVID
 P. BIEHN, TO PURCHASE 15,000 SHARES OF THE COMPANY'S $.01 PAR VALUE COMMON
 STOCK.
          FOR   [    ]        AGAINST   [    ]              ABSTAIN   [    ]

                                   <Page 34>




                                        CPAC, INC.
                                        Annual Meeting Proxy - August 11, 1999

                                        DATED:                            1999
                                        --------------------------------


                                        --------------------------------------
                                                        Signature


                                        --------------------------------------

                                                        Signature

                                   Joint owners should each sign. Executors, trustees, guardians, corporate officers, and other representatives should give title.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                   <Page 35>